EXHIBIT 99.1

Ohio Legacy Corp Announces First Quarter Results

WOOSTER, Ohio, May 3, 2004 (PRIMEZONE) -- Ohio Legacy Corp (Nasdaq:OLCB), the parent of Ohio Legacy Bank, N.A., today reported net earnings for the three months ending March 31, 2004, of $222,000 or $0.10 per share, compared to $136,000, or $0.07 per share, during the first quarter of 2003. At March 31, 2004, total assets were $168.9 million, an increase of $9.8 million, or 6%, from December 31, 2003. The funding for the asset growth was equally distributed between increases in deposit balances and borrowings from the Federal Home Loan Bank of Cincinnati. During the first quarter of 2004, total loans increased $7.6 million, or 7%, to $117.6 million.

Loans and Asset Quality - Growth in the loan portfolio was seasonally strong and credit quality continues to remain a point of pride for us. At March 31, 2004, total loan balances (before the allowance for loan losses and deferred fees) were $117.6 million. The increase in loan balances outpaced deposit growth during the first quarter of 2004, which required us to borrow an additional $5.0 million from the Federal Home Loan Bank. The first quarter is typically a period of slower loan growth as inclement weather impedes construction and development of commercial real estate projects. However, demand for credit was strong during the first quarter of 2004 as multifamily and commercial real estate loans led the portfolio's growth, increasing 19% and 15% respectively.

Net charge-offs during the quarter totaled $18,000. Nonperforming loans (nonaccrual and impaired loans) fell to $112,000, or 0.10% of total loans, from $154,000 at December 31, 2003. Accordingly, a modest provision of $85,000 allowed the allowance for loan losses to increase to $1.2 million, or 1.01%, of total loans at March 31, 2004. We continue to closely monitor credit quality and delinquencies as our loan portfolio seasons and may increase the allowance for loan losses if we believe losses are imminent.

"Our lending portfolio continues to perform well," commented Dwight Douce, President and Chief Executive Officer of Ohio Legacy Corp. "Our underwriting standards have provided for sound growth in our loan portfolio and demand for our credit and loan services is keeping our pipeline full."

Securities - Total securities decreased by $1.3 million during the first quarter of 2004. The decrease was the result of the prepayments on mortgage-backed securities (MBS), which comprise over 75% of our securities portfolio. We anticipate continued growth in loan originations through 2004 and, thus, have given preference to MBS with short average lives and duration to provide an additional source of liquidity through principal paydowns.

In late December 2003, to leverage our strong capital position, we borrowed $10.0 million from the FHLB and purchased $10.0 million of MBS. We structured the transaction by laddering maturities of advances to coincide with the cash flows from the MBS, with some maturity mismatches. However, we were cautious in our selection of securities as we were willing to sacrifice net yield on the mismatch in order to reduce the extension risk of the assets in an assumed increasing rate environment.

Deposits - Total deposits increased $4.7 million during the quarter to $127.8 million at March 31, 2004. Certificates of deposit accounts comprised 57% of our deposit portfolio at March 31, 2004, compared to 55% at December 31, 2003. Most of that shift is the result of new time deposit accounts from public agencies and a decrease in core deposits (checking and savings accounts). While public funds are not a strong source of liquidity due to the collateral pledge requirements, we entered the public funds market during the first quarter of 2004 to improve our relationship with our local communities and to offset potential deposit losses as a large portion of our CD portfolio will mature during 2004. Approximately 26% and 22% of the March 2004 portfolio will mature during the second and third quarters of this year with average rates of 4.20% and 4.11%.

"In April 2004, we launched a new suite of checking accounts that offers a number of benefits and services to customers," Mr. Douce noted. "We believe these features will attract new customers and potentially increase fee income as some of the features require a monthly fee for access. We are focused on continuing to grow our deposit base, preferably through core deposits."

Net Interest Income - During the three months ended March 31, 2004, net interest income increased to $1.3 million, compared to $947,000 during the first quarter of 2003, primarily as a result of a higher average balance of interest-earning assets and a shift in asset composition to higher yielding loans from securities. During the quarter ended March 31, 2004, average loans as a percent of average interest-earning assets was 72% compared to 61% during the first quarter of 2003.

Interest rate spread increased to 2.93% in 2004 from 2.53% during the first quarter of 2003. The shift in asset mix improved net interest margin, which increased to 3.23% in 2004 from 2.90% in the first quarter of 2003. Margin declined slightly during the first quarter of 2004 from the 3.28% recorded during the fourth quarter of 2003 as a result of the securities transaction of December 2003, discussed above.

Noninterest Income - Total noninterest income decreased in 2004 compared to 2003 due to fewer gains on sales of securities in 2004. The increase in overdraft fees and other service charges on deposit accounts was due to higher volume of deposit customers and the related fees associated with those accounts. Noninterest income, excluding securities gains, as a percent of average assets increased to 0.22% during the first quarter of 2004 from 0.20% in 2003. The ratio was lower in the first quarter of 2004 compared to the ratio for the full year of 2003 as the increase in assets has been driven primarily by borrowings since late 2003.

Noninterest Expense - The efficiency ratio was 78.1% during the first quarter of 2004 compared to 84.4% during the first quarter of 2003. The efficiency ratio increased slightly from the fourth quarter of 2003 primarily as a result of additional personnel and deposit related expenses. Annualized noninterest expense as a percent of average assets was 2.60% in 2004 compared to 2.49% during the first quarter of 2003.

Occupancy and equipment expense was higher in 2004 due to rent expense from the addition of an operations center in late 2003, which also increased depreciation expense from leasehold improvements. Professional fees increased due to incremental year-end reporting costs. Franchise tax is assessed on the Bank's capital balance and can be expected to increase each year as the Bank's capital balance grows. Data processing is higher in 2004 due to additional staff and an increase in the volume of transactions and accounts resulting from the growth in our loan and deposit portfolios. Marketing and advertising is higher in 2004 as we launched a marketing campaign to increase awareness and visibility of the Bank in our market areas. Other expenses are higher primarily due to check printing costs, higher deposit insurance premiums and other deposit maintenance costs.

Regulatory Matters - On June 18, 2002, the Bank and its primary regulator, the Office of the Comptroller of the Currency (OCC), entered into an agreement to address certain issues identified during the OCC's examination of the Bank in January 2002. We have implemented comprehensive strategic, capital and staffing plans and are working to comply with other requirements under the agreement. The OCC modified the agreement during the third quarter of 2003 in response to our progress. Previously, the Bank's average asset growth was restricted to no greater than 5% each calendar quarter. The modification removes the quarterly compliance requirement and implements an annual growth restriction of no greater than 22%, commencing October 1, 2003.

ABOUT OHIO LEGACY CORP

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though three full-service banking locations in Canton, Millersburg and Wooster, Ohio.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company's future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

                           OHIO LEGACY CORP
                      CONSOLIDATED BALANCE SHEETS
              As of March 31, 2004, and December 31, 2003
 ------------------------------------------------------------------
                                       March 31,      December 31,
                                         2004              2003
                                     -------------    -------------
                                      (unaudited)
 ASSETS
 Cash and due from banks             $   4,868,829    $   4,370,383
 Federal funds sold and
  interest-bearing deposits
  in financial institutions              6,672,000        3,814,436
                                     -------------    -------------
    Cash and cash equivalents           11,540,829        8,184,819
 Securities available for sale          36,753,553       38,054,644
 Loans, net                            116,274,302      108,792,368
 Federal agency stock                    1,144,350        1,039,200
 Premises and equipment, net             1,988,360        2,036,544
 Other real estate owned                    70,000           70,000
 Accrued interest receivable
  and other assets                       1,078,906          880,904
                                     -------------    -------------
    Total assets                     $ 168,850,300    $ 159,058,479
                                     =============    =============
 LIABILITIES
 Deposits:
  Noninterest-bearing demand         $   7,095,095    $   7,133,620
  Interest-bearing demand                9,214,448        8,962,743
  Savings                               38,443,499       39,667,717
  Certificates of deposit               73,070,433       67,387,021
                                     -------------    -------------
    Total deposits                     127,823,475      123,151,101
 Federal Home Loan Bank advances        19,396,504       14,759,314
 Subordinated debentures                 3,325,000        3,325,000
 Capital lease obligations                 974,773          976,643
 Accrued interest payable and
  other liabilities                        777,089          801,954
                                     -------------    -------------
    Total liabilities                  152,296,841      143,014,012

 SHAREHOLDERS' EQUITY
 Preferred stock, no par value,
  500,000 shares authorized,
  none outstanding                              --               --
 Common stock, no par value,
  2,500,000 shares authorized,
  2,119,020 and 2,118,000 shares
  issued and outstanding at
  March 31, 2004, and December 31,
  2003, respectively                    17,712,155       17,701,955
 Accumulated deficit                    (1,333,585)      (1,555,585)
 Accumulated other comprehensive
  income                                   174,889         (101,903)
                                     -------------    -------------
    Total shareholders' equity          16,553,459       16,044,467
                                     -------------    -------------

     Total liabilities and
      shareholders' equity           $ 168,850,300    $ 159,058,479
                                     =============    =============

                           OHIO LEGACY CORP
                 CONSOLIDATED STATEMENTS OF OPERATIONS
          For the three months ended March 31, 2004 and 2003
 --------------------------------------------------------------------
                                 For the three months ended
                                          March 31,
                                      2004         2003
                                   ----------   ----------
 Interest income:
  Loans                            $1,805,449   $1,427,655
  Securities                          356,366      440,237
  Federal funds sold and other         25,933       29,847
                                   ----------   ----------
   Total interest income            2,187,748    1,897,739

 Interest expense:
  Deposits                            739,035      839,874
  Other borrowings                    197,820      110,625
                                   ----------   ----------
   Total interest expense             936,855      950,499
                                   ----------   ----------

 Net interest income                1,250,893      947,240

 Provision for loan losses             85,000       80,000
                                   ----------   ----------

 Net interest income after
  provision for loan losses         1,165,893      867,240

 Noninterest income:
  Service charges and other fees       87,932       66,560
  Gain on sales of securities
   available for sale                  13,147       57,849
  Other income                          2,286        2,654
                                   ----------   ----------
   Total other income                 103,365      127,063

 Noninterest expense:
  Salaries and benefits               464,702      380,160
  Occupancy and equipment             150,283      139,174
  Professional fees                    87,967       80,264
  Franchise tax                        63,050       48,800
  Data processing                     100,925       76,061
  Marketing and advertising            43,897       28,247
  Stationery and supplies              17,418       18,756
  Other expenses                      119,016       86,841
                                   ----------   ----------
   Total noninterest expense        1,047,258      858,303
                                   ----------   ----------

 Earnings before income taxes         222,000      136,000

 Income tax expense                        --           --
                                   ----------   ----------
 Net earnings                      $  222,000   $  136,000
                                   ==========   ==========

 Basic earnings per share          $     0.10   $     0.07
 Diluted earnings per share        $     0.10   $     0.07

 Basic weighted average
  shares outstanding                2,118,750    2,087,367
 Diluted weighted average
  shares outstanding                2,180,894    2,087,930

                           OHIO LEGACY CORP
                       QUARTERLY BALANCE SHEETS
                        (Dollars in thousands)
 --------------------------------------------------------------------
                       2004                    2003
                     --------  --------------------------------------
                     March 31  Dec. 31   Sept. 30  June 30   March 31
                     --------  --------  --------  --------  --------
 Cash and cash
  equivalents        $ 11,541  $  8,185  $ 13,533  $ 15,865  $  8,349
 Securities            36,754    38,055    29,972    35,543    40,562
 Loans                117,463   109,914   100,536    88,372    82,636
 Allowance for loan
  losses               (1,189)   (1,122)   (1,063)     (966)     (891)
 Premises and
  equipment, net        1,988     2,036     2,066     2,117     2,146
 Other assets           2,293     1,990     1,920     1,550     5,174
                     --------  --------  --------  --------  --------
   Total assets       168,850   159,058   146,964  $142,481  $137,976
                     ========  ========  ========  ========  ========
 Noninterest-bearing
  demand             $  7,095  $  7,133  $  6,028  $  6,078  $  5,264
 Interest-bearing
  demand                9,214     8,963     8,622     7,862     6,537
 Savings               38,443    39,668    42,361    42,142    40,559
 Certificates of
  deposit              73,071    67,387    64,227    62,527    63,751
                     --------  --------  --------  --------  --------
   Total deposits     127,823   123,151   121,238   118,609   116,111
 Other borrowings      23,697    19,061     9,304     4,305     4,307
 Other liabilities        777       802       673     3,236     1,448
                     --------  --------  --------  --------  --------
   Total liabilities  152,297   143,014   131,215   126,150   121,866
 Shareholders' equity  16,553    16,044    15,749    16,331    16,110
                     --------  --------  --------  --------  --------
   Total liabilities
    and shareholders'
    equity           $168,850  $159,058  $146,964  $142,481  $137,976
                     ========  ========  ========  ========  ========

 LOAN PORTFOLIO:
 --------------
 Commercial          $ 11,491  $ 12,699  $ 12,600  $ 12,924  $ 12,196
 Residential real
  estate               43,865    42,511    38,564    32,483    31,455
 Multifamily
  residential           9,690     8,121     6,255     6,464     6,383
 Commercial real
  estate               28,206    24,457    23,342    21,006    20,051
 Construction          13,104    11,791     8,990     5,949     4,675
 Consumer and home
  equity               11,286    10,511    10,952     9,677     8,022
 Net deferred loan
  fees                   (179)     (176)     (167)     (131)     (146)
                     --------  --------  --------  --------  --------
      Loans          $117,463  $109,914  $100,536  $ 88,372  $ 82,636
                     ========  ========  ========  ========  ========

 QUARTERLY AVERAGES:
 ------------------
 Fed funds and
  securities(1)      $ 43,815  $ 36,135  $ 41,890  $ 46,243  $ 50,804
 Loans                111,273   106,260    93,287    84,898    79,346
 Total interest-
  earning assets      155,088   142,395   135,177   131,141   130,150
 Total assets         161,396   148,516   142,019   139,038   137,793
 Total assets, year
  to date             161,396   141,946   139,617   138,109   137,793
 Interest-bearing
  deposits            117,658   115,275   113,942   111,936   111,305
 Other borrowings
  and leases           19,903    10,682     4,694     4,306     4,405
 Total interest-
  bearing liabilities 137,561   125,957   118,636   116,242   115,710
 Shareholders'
  equity               16,182    15,856    16,394    16,220    15,557
 Shareholders' equity,
  year to date         16,182    16,007    16,057    15,667    15,557

 ---------------------------------------------------------------------
 (1) Includes federal agency stock not classified in securities on the consolidated balance sheets and interest-earning deposits in financial institutions

                           OHIO LEGACY CORP
                  QUARTERLY STATEMENTS OF OPERATIONS
           (In thousands, except per share data and ratios)
 --------------------------------------------------------------------
                            2004                 2003
                           ------   ---------------------------------
 For the
 three months ended       March 31  Dec. 31 Sept. 30 June 30  March 31
                           ------   ------   ------   ------   ------
 Interest income           $2,188   $2,071   $1,923   $1,905   $1,898
 Interest expense            (937)    (898)    (881)    (897)    (951)
                           ------   ------   ------   ------   ------
  Net interest income       1,251    1,173    1,042    1,008      947
 Provision for loan losses    (85)    (114)    (146)     (78)     (80)
 Noninterest income           103      102      134      105      127
 Noninterest expense        1,047     (973)    (905)    (875)    (858)
                           ------   ------   ------   ------   ------
   Net income              $  222   $  188   $  125   $  160   $  136
                           ======   ======   ======   ======   ======
 Income per share,
  diluted                  $ 0.10   $ 0.08   $ 0.06   $ 0.08   $ 0.07
 Common and dilutive
  shares, avg               2,181    2,178    2,120    2,119    2,088

 SELECTED RATIOS:
 ---------------
 Net interest margin(1)      3.23%    3.28%    3.06%    3.09%    2.90%
 Yield on interest-
  earning assets             5.66     5.77     5.67     5.85     5.82
 Cost of funds               2.73     2.84     2.95     3.10     3.29
 Interest rate spread(2)     2.93     2.93     2.72     2.75     2.53
 Efficiency ratio(3)        78.09    76.00    79.70    79.80    84.40
 Allowance as a percent
  of loans                   1.01     1.02     1.06     1.09     1.08
 Net loans as a percent
  of deposits               90.96    88.30    82.00    73.70    70.40
 Annualized net charge-
  offs to loans              0.06     0.21     0.20     0.01     0.13
 Annualized noninterest
  income to average
  assets(4)                  0.22     0.29     0.26     0.25     0.20
 Annualized noninterest
  expense to average
  assets                     2.60     2.61     2.54     2.51     2.49
 Annualized return on
  average assets             0.55     0.51     0.35     0.46     0.39
 Annualized return on
  average equity             5.49     4.74     3.05     3.95     3.50

 -------------------------------------------------------------------
 (1) Net interest income, annualized, divided by average
     interest-earning assets for the period
 (2) Difference between the yield on interest-earning assets and the cost of funds
 (3) Noninterest expense divided by net interest income and
     noninterest income, excluding gains on securities sales
 (4) Excludes gains on securities sales

CONTACT:
L. Dwight Douce, Chief Executive Officer and President
Eric S. Nadeau, Chief Financial Officer and Treasurer
330-263-1955
www.ohiolegacycorp.com